Exhibit 5.1

Schiff Hardin LLP
A Limited Liability Partnership Including Professional Corporations	6600 Sears Tower Chicago, Illinois 60606 t 312-258-5500 f 312-258-5600 www.schiffhardin.com

Robert J. Minkus
(312) 258-5584
rminkus@schiffhardin.com

October 5, 2004

NiSource Inc.
801 East 86th Avenue
Merrillville, Indiana 46410

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to NiSource Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 5, 2004 under the Securities Act of 1933, as amended (the “Securities Act”), and a Remarketing Agreement by and between the Company and Credit Suisse First Boston Corporation (now known as Credit Suisse First Boston LLC), as remarketing agent (the “Remarketing Agreement”). The Registration Statement relates to the remarketing of a series of debt securities of the Company denoted Senior Debentures Due 2006 with an aggregate principal amount of $145,600,000 (the “Debt Securities”).

     The Debt Securities were originally issued under an indenture, dated as of November 1, 2000, by and between the Company and The Chase Manhattan Bank (now known as JPMorgan Chase Bank), as trustee, as amended by the First Supplemental Indenture, dated as of November 1, 2000, copies of which were filed as Exhibits 4.3 and 4.4, respectively, to the Company’s Current Report on Form 8-K filed November 1, 2000. In connection with the remarketing, the indenture will be further amended by a Second Supplemental Indenture, a form of which is filed as Exhibit 4.3 to the Registration Statement. We refer to the indenture, as amended by the First Supplemental Indenture and the Second Supplemental Indenture, as the “Indenture.”

     This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this

NiSource Inc.
October 5, 2004

opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

     In rendering the opinions in this letter we have assumed, without independent investigation or verification, that each party to each of the documents executed or to be executed, other than the Company, (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute such documents to which it is a party and to perform its obligations thereunder, (c) has taken all necessary action to authorize execution of such documents on its behalf by the persons executing same, (d) has properly executed and delivered, or will properly execute and deliver, each of such documents to which it is a party and (e) has duly obtained all consents or approvals of any nature from and made all filings with any governmental authorities necessary for such party to execute, deliver or perform its obligations under such documents to which it is a party. In addition, in rendering such opinions we have assumed, without independent investigation or verification, (i) that the execution and delivery of, and performance of their respective obligations under, the documents executed or to be executed by each party thereto, other than the Company, do not violate any law, rule, regulation, agreement or instrument binding upon such party, (ii) that each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company and (iii) that the execution and delivery by the Company of, and performance by it of its obligations under, such documents do not violate any law, rule, regulation, agreement or instrument binding upon the Company or require any consent or approval from or filing with any governmental authority (except that we do not make the assumption set forth in this clause (iii) with respect to the General Corporation Law of Delaware or those laws, rules and regulations of the states of New York and Indiana and the United States of America, in each case, that, in our experience, are normally applicable to transactions of the type provided for by the documents executed or to be executed, but without our having made any special investigation with respect to any other laws, rules or regulations).

     Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that, when the Registration Statement, as it may be amended, has become effective under the Securities Act and any applicable state securities or Blue Sky laws have been complied with, the Debt Securities, when remarketed in accordance with the provisions of the Remarketing Agreement, the Indenture, the Officer’s Certificate and the Company Order required under sections 201 and 303 of the Indenture, against payment of the agreed-upon consideration therefor, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     The opinions set forth above are subject to the following qualifications:

     A. The opinions expressed herein with respect to the legality, validity, binding nature and enforceability of the Debt Securities are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting

NiSource Inc.
October 5, 2004

creditors’ rights generally, whether now or hereafter in effect, (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity), (iii) requirements that a claim with respect to any Debt Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars in respect to such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iv) government authority to limit, delay or prohibit the making of payments outside the United States or in foreign currencies, currency units or composite currencies.

     B. The foregoing opinions are limited to the laws of the State of New York and the State of Indiana, the General Corporation Law of Delaware, and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

     The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to the laws covered hereby only as they are in effect on that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion is given or may be inferred beyond the matters expressly set forth in this opinion letter.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement.

Very truly yours, SCHIFF HARDIN LLP
By:	/s/ Robert J. Minkus
Robert J. Minkus